                                CONSOLIDATED BALANCE SHEETS
December 31,
dollars in thousands, except per share amounts                                           1993         1992
- ----------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                         $ 1,401,793  $ 1,734,652
  Short-term investments                                                               39,288      206,627
  Mortgage loans held for sale                                                      1,003,635      768,241
  Securities available for sale (market value: 1993-$1,013,181;1992-$1,368,743)       988,750    1,336,417
  Investment securities (market value: 1993-$5,604,966;1992-$4,624,348)             5,468,866    4,491,919
  Loans                                                                            22,197,605   20,014,345
    Less: allowance for loan losses                                                  (322,078)    (279,905)
- ----------------------------------------------------------------------------------------------------------
    Net loans                                                                      21,875,527   19,734,440
  Premises and equipment                                                              491,105      436,754
  Other real estate owned                                                             102,267      199,010
  Intangible assets                                                                   336,647      322,005
  Purchased mortgage servicing rights                                                 187,155      164,359
  Other assets                                                                        752,799      719,658
- ----------------------------------------------------------------------------------------------------------
    Total assets                                                                  $32,647,832  $30,114,082
                                                                                  ===========  ===========


Liabilities
Deposits:
    Noninterest-bearing                                                           $ 5,022,623  $ 4,632,558
    Interest-bearing                                                               21,595,821   20,142,507
- ----------------------------------------------------------------------------------------------------------
    Total deposits                                                                 26,618,444   24,775,065
  Federal funds purchased and securities sold under agreements to repurchase        1,766,518    1,373,415
  Other short-term borrowings                                                         600,440      598,530
  Other liabilities                                                                   480,631      388,256
  Long-term debt                                                                      811,213      904,026
- ----------------------------------------------------------------------------------------------------------
    Total liabilities                                                              30,277,246   28,039,292

Shareholders' equity
  Preferred stock, liquidation value                                                  160,000      183,970
  Common stock, par value $5 per share                                                515,227      492,557
  Capital surplus                                                                     407,296      329,916
  Retained earnings                                                                 1,288,063    1,068,347
- ----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                      2,370,586    2,074,790
- ----------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                    $32,647,832  $30,114,082
                                                                                  ===========  ===========

- ----------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                                CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31,
dollars in thousands, except per share amount               1993                1992                1991
- --------------------------------------------------------------------------------------------------------
Interest income
  Loans                                               $1,898,690          $1,823,191          $1,895,657
  Mortgage loans held for sale                            56,276              46,553              40,143
  Taxable investment securities                          226,336             279,281             299,132
  Tax-preference investment securities                    79,132              82,994              82,086
  Securities available for sale                           77,122              57,167              59,594
  Short-term investments                                   5,022               6,171              11,866
- --------------------------------------------------------------------------------------------------------
    Total interest income                              2,342,578           2,295,357           2,388,478
Interest expense
  Deposits                                               729,092             826,030           1,094,256
  Federal funds purchased and
    securities sold under repurchase agreements           48,990              65,322              89,215
  Other short-term borrowings                             20,449              19,233              57,038
  Long-term debt                                          64,060              66,486              62,168
- --------------------------------------------------------------------------------------------------------
    Total interest expense                               862,591             977,071           1,302,677
- --------------------------------------------------------------------------------------------------------
Net interest income                                    1,479,987           1,318,286           1,085,801
  Provision for loan losses                              139,422             190,971             186,116
- --------------------------------------------------------------------------------------------------------
  Net interest income after provision for
    loan losses                                        1,340,565           1,127,315             899,685
Noninterest income
  Trust income                                            39,794              40,836              36,610
  Service charges on deposit accounts                    154,567             136,963             121,539
  Mortgage banking income                                 88,564              78,681              63,863
  Credit card fees                                        25,434              26,176              19,067
  Gains on miscellaneous asset sales                          --               2,832              23,975
  Net securities gains                                     2,241               4,852              11,508
  Other income                                           181,322             133,319             117,635
- --------------------------------------------------------------------------------------------------------
   Total noninterest income                              491,922             423,659             394,197
Noninterest expense
  Salaries and employee benefits                         594,008             521,926             438,178
  Net occupancy                                          111,570             100,600              94,405
  Equipment                                               82,331              74,657              61,186
  FDIC insurance                                          58,016              52,376              42,567
  Professional fees                                       32,903              44,613              25,773
  Merger and restructuring charges                        64,812              42,700                  --
  Other expense                                          339,581             287,589             291,077
- --------------------------------------------------------------------------------------------------------
   Total noninterest expense                           1,283,221           1,124,461             953,186
Income before income taxes and cumulative
     effect of accounting change                         549,266             426,513             340,696
  Income taxes                                           186,499             142,238             103,478
- --------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change     362,767             284,275             237,218
  Cumulative effect of accounting change                      --               6,613                  --
- --------------------------------------------------------------------------------------------------------
Net income                                            $  362,767          $  290,888          $  237,218
                                                      ==========          ==========          ==========

Net income applicable to common shares                $  345,708          $  273,085          $  227,244
Net income per common share:
  Before cumulative effect of accounting change            $3.43               $2.73               $2.45
  After cumulative effect of accounting change             $3.43               $2.80               $2.45
Weighted average common shares outstanding           100,789,822          97,639,971          92,821,073
- --------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                      Preferred     Common       Capital        Retained  Treasury
dollars in thousands, except per share amounts            Stock      Stock       Surplus        Earnings     Stock
- ------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1991                             $ 23,970   $421,935      $155,260      $  794,629     $(532)
  Net income                                                                                     237,218
  Issuance of Common Stock:
  Public offerings - 9,405,414 shares                               47,027       123,458
    Dividend reinvestment, stock option, grant
    and purchase plans - 838,930 shares                              4,195         9,517
    Stock option, grant and purchase plans - 36,274
    shares which were satisfied through shares
    issued from Treasury                                                            (163)                      532
  Issuance of Series B Preferred Stock
    public offering - 1,280,000 shares                  160,000                   (5,344)
  Common stock dividend - 2,087,712 shares                          10,440        27,717         (38,187)
  Cash dividends declared - Preferred (Series A and B)                                            (9,974)
  Cash dividends declared - Common ($.95 per share)                                              (84,855)
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                            183,970    483,597       310,445         898,831        --
  Net income                                                                                     290,888
  Issuance of Common Stock:
    Acquisitions - 695,691 shares                                    3,478         5,615
    Dividend reinvestment, stock option, grant
    and purchase plans - 1,096,428 shares                            5,482        13,856
  Cash dividends declared - Preferred (Series A and B)                                           (17,803)
  Cash dividends declared - Common ($1.04 per share)                                            (103,569)
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                            183,970    492,557       329,916       1,068,347        --
  Net income                                                                                     362,767
  Issuance of Common Stock:
    Acquisitions - 3,729,912 shares                                 18,649        65,210
    Dividend reinvestment, stock option, grant
    and purchase plans - 804,192 shares                              4,021        12,170
  Redemption of Series A Preferred Stock                (23,970)
  Cash dividends declared - Preferred (Series A and B)                                           (17,059)
  Cash dividends declared - Common ($1.24 per share)                                            (125,992)
- ------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                           $160,000   $515,227      $407,296      $1,288,063     $  --
                                                       ========   ========      ========      ==========     =====
- ------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                          CONSOLIDATED STATEMENTS OF CASH FLOW
Year ended December 31,
dollars in thousands                                               1993          1992          1991
- ---------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                 $  362,767    $  290,888    $  237,218
  Noncash items included in determination of net income:
    Provision for loan losses                                   139,422       190,971       186,116
    Depreciation                                                 52,989        42,482        35,435
    Amortization of intangibles                                  32,022        29,558        28,520
    Amortization of purchased mortgage servicing rights          56,135        29,212        20,397
    Accretion of discount on investment securities               (4,418)       (2,466)       (3,187)
    Deferred income taxes                                        (7,380)          428         6,483
  Realized security gains                                        (2,241)       (5,352)      (12,998)
  Net change in mortgage loans held for sale                   (235,394)      (91,240)     (287,419)
  Gain on sale of mortgage servicing rights                     (25,494)           --            --
  Realized losses from the sale of other real estate owned        6,121         2,601         5,039
  Net other changes                                              93,355      (109,128)      228,201
- ---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       467,884       377,954       443,805

Investing Activities
  Net increase in loans                                        (635,361)     (462,266)     (864,117)
  Purchases of investment securities                         (2,231,504)   (2,075,621)   (2,250,472)
  Proceeds from sales of investment securities                      767        51,222       666,896
  Proceeds from maturities of investment securities           1,672,351     1,610,065     1,163,963
  Net change in securities available for sale                   374,486       173,444       101,805
  Net (increase) decrease in short-term investments             193,392        73,946       (37,942)
  Purchases of premises and equipment                           (93,755)      (84,978)      (94,865)
  Proceeds from sales of premises and equipment                  19,067        11,686         8,533
  Proceeds from sales of other real estate owned                 94,801        95,681        68,612
  Purchases of mortgage servicing rights                        (77,312)      (67,359)           --
  Net cash provided by acquisitions                              80,431        54,667       423,499
- ---------------------------------------------------------------------------------------------------
Net cash used by investing activities                          (602,637)     (619,513)     (814,088)

Financing Activities
  Net increase (decrease) in deposits                          (243,724)      442,557        (4,806)
  Net increase (decrease) in short-term borrowings              276,155      (185,972)      330,397
  Proceeds from issuance of long-term debt                      245,940       304,158       298,911
  Principal reductions in long-term debt                       (338,753)     (160,894)     (212,403)
  Net proceeds from issuance of Common Stock                         --            --       172,946
  Net proceeds from issuance of Preferred Stock                      --            --       154,656
  Cost of redeeming Series A Preferred Stock                    (23,970)           --            --
  Proceeds from employee stock purchase, stock option
    and dividend reinvestment plans                              16,191        19,338        11,088
  Purchase of treasury stock                                         --            --           532
  Cash dividends paid on Preferred Stock                        (17,059)      (17,803)       (9,985)
  Cash dividends paid on Common Stock                          (112,886)     (101,806)      (82,207)
- ---------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities               (198,106)      299,578       659,129
Net increase (decrease) in cash and due from banks             (332,859)       58,019       288,846
Cash and due from banks at beginning of year                  1,734,652     1,676,633     1,387,787
- ---------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                       $1,401,793    $1,734,652    $1,676,633
                                                             ==========    ==========    ==========
- ---------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flows:
  Interest paid                                              $  857,918    $1,000,705    $1,323,156
  Income taxes paid                                             184,706       147,190        95,666
Noncash items:
  Transfer of loans to other real estate owned                   63,063       126,102       143,962
  Transfer of investment securities to securities
    available for sale                                               --     1,509,861            --
  Transfer of loans to mortgage loans held for sale                  --        57,275            --
- ---------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of KeyCorp and its subsidiaries
(the "Corporation") are prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The following is a summary of significant accounting and reporting policies.

Basis of Presentation

The consolidated financial statements include the accounts of KeyCorp
(the "Parent") and all subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year classifications. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

As discussed in Note 3, Mergers and Acquisitions, the financial statements give retroactive effect to the merger of Puget Sound Bancorp with and into the Corporation, accounted for as a pooling of interests. Accordingly, all financial data are presented as if both companies had been merged for all periods presented.

Business Combinations

In business combinations accounted for as pooling of interests, the assets, liabilities and shareholders' equity of the respective companies are carried forward at their historical amounts, the companies' results of operations are combined and the prior period financial statements are restated to give effect to the merger, unless the effect of the business combination is not material to the financial statements of the Corporation.

In business combinations accounted for as purchases, the results of operations of the acquired businesses are included from the respective dates of acquisition. Net assets of the companies acquired are recorded at their cost to the Corporation at the date of acquisition.

Statement of Cash Flows

Cash and due from banks are the only items considered as cash and cash equivalents.

Investment Securities

Investment securities are those securities which the Corporation has the positive intent and ability to hold to maturity. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield basis. Gains or losses from the sale of investment securities are recognized upon realization and are computed on the specific identification method.

Securities Available for Sale

Securities available for sale are carried at the lower of their aggregate cost or market value. Gains or losses from the sale of securities available for sale are computed using the specific identification method and are included in net securities gains.

In May 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories. Debt securities that management has the positive intent and ability to hold to maturity are to be classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are to be classified as "trading securities" and reported at fair value, with unrealized gains and losses included in operating results. Debt and equity securities not classified as either held-to-maturity securities or trading securities are to be classified as "available for sale securities" and reported at fair value, with the unrealized gains and losses excluded from operating results and reported as a separate component of shareholders' equity. Adoption of SFAS 115 is required for fiscal years beginning after December 15, 1993, with earlier application permitted. The Corporation will adopt SFAS 115 in 1994. Based upon the Corporation's securities portfolio at December 31, 1993, the estimated impact of adopting SFAS 115 would be an increase to shareholders' equity of $15.9 million, with no effect on the results of operations.

Mortgage Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost, market value, or contracted sales value when fixed price commitments to sell exist.

Loans

Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan fees and costs. Interest on loans and amortization of unearned income is credited to income, on a level yield basis.

The accrual of interest is discontinued when circumstances indicate that collection is questionable, or generally when payment is over 90 days past due. In such cases, interest accrued but not collected is charged against the Allowance for Loan Losses. Thereafter, payments received are first applied to the principal. Depending on management's assessment of the ultimate collectibility of the loan, interest income may be recognized on a cash basis. Loans are returned to accrual status when management determines that the circumstances have improved to the extent that both principal and interest are deemed collectible and there is a sustained period of repayment performance.

Nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring loans are deferred. The net deferred amount is amortized as an adjustment to the related loan yield over the contractual life of the related loans.

Allowance for Loan Losses

The Allowance for Loan Losses (the "Allowance") is intended to absorb future probable losses in the loan portfolio. Additions to the Allowance are made by charges to the Provision for Loan Losses. These additions are based upon several factors, including management's continual review of the overall quality of the loan portfolio (with special attention to those loans which are not current as to principal and/or interest), and the growth and composition of the loan portfolio (including the collateral).

In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), effective for fiscal years beginning after December 15, 1994. SFAS 114 prescribes valuation methodology for impaired loans. Such loans must be valued using the present value of expected future cash flows discounted at the loans effective interest rate, the loans observable market price or the fair value of the loans underlying collateral. The Corporation expects to adopt SFAS 114 prospectively starting in the first quarter of 1995. It is anticipated that the adoption of SFAS 114 will not have a material effect on the Corporation's financial condition or results of operations.

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization. Depreciation and amortization included in operating expenses are computed principally on the straight-line method throughout the estimated useful lives of the assets. Additions to premises and equipment and major replacements or improvements are capitalized.

Other Assets

Included in other assets are real estate and repossessed personal property held for sale which have been acquired principally through foreclosure or a similar conveyance of title. Real estate may be considered to be in-substance foreclosed and included in other assets prior to the conveyance of title when specific criteria are met. Both foreclosed and in-substance foreclosed real estate, as well as repossessed personal property, are carried at the lower of their recorded amounts or fair value less estimated costs of disposal. Any write-downs at, or prior to, the dates of acquisition are charged to the Allowance for Loan Losses. Subsequent write-downs are recorded in noninterest expense. Expenses incurred in connection with holding such assets, and gains and losses upon sale, are included in other noninterest expense.

Intangible assets are principally comprised of core deposit intangibles and the excess of cost over net assets of acquired subsidiaries (goodwill). Core deposit intangibles represent the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and are amortized on an accelerated basis over lives ranging from 7 to 14 years.

The excess of cost over net assets of acquired subsidiaries is amortized on a straight-line basis over periods generally not exceeding 25 years. In acquisitions of financially-troubled institutions the excess cost, if any, is amortized over the average weighted life of the acquired long-term interest-bearing assets, which has ranged from 5 to 10 years.

Purchased mortgage servicing rights represent the cost of the right to receive future servicing income. Purchased mortgage servicing rights are amortized
(as a reduction to service fee income) over the estimated life of the related loans in proportion to the recognition of estimated net servicing income. An evaluation of the carrying amount of the purchased mortgage servicing rights is performed on a disaggregated basis by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

Other Postemployment Benefits

In November 1992, the Financial Accounting Standards Board issued Statement No. 112, "Employers' Accounting for Postretirement Benefits" (SFAS 112), generally effective for fiscal years that begin after December 15, 1993. SFAS 112 establishes standards for accounting and reporting the cost of benefits provided by an employer to its former or inactive employees after employment but before retirement. The Corporation provides certain benefits to former and inactive employees. The current accounting by the Corporation with respect to these benefits does not materially differ from the requirements of SFAS 112. The Corporation adopted SFAS 112 on a prospective basis on January 1, 1994.

Income Taxes

The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).

The Corporation, with the exception of Key Bank Life Insurance Ltd., files a consolidated federal income tax return.

Interest Rate Swaps

As part of its interest rate risk management strategy, KeyCorp enters into interest rate swap agreements. Revenue and expense associated with interest rate swaps entered into as part of KeyCorp's asset and liability management activities is recognized as an adjustment to interest income and expense.

Earnings Per Share

Earnings per common share is computed by dividing net income, less preferred stock dividends, by the weighted average number of common shares outstanding.


NOTE 2. SUBSEQUENT EVENT - MERGER WITH SOCIETY CORPORATION

On March 1, 1994, KeyCorp merged with and into Society Corporation ("Society") of Cleveland, Ohio, and the combined corporation changed its name to KeyCorp. Under the terms of the merger agreement, 124,351,183 shares of new KeyCorp Common Stock were exchanged for all of the outstanding shares of KeyCorp Common Stock based upon an exchange ratio of 1.205 shares of new KeyCorp Common Stock for each share of KeyCorp Common Stock. The outstanding preferred stock of KeyCorp was exchanged for 1,280,000 shares of comparable, newly-created issue of 10% Cumulative Preferred Stock of the new KeyCorp. The merger was accounted for as a pooling of interests and as a tax-free exchange for KeyCorp stockholders.

Society is a bank holding company which provides traditional banking and associated financial services to consumer, business, and commercial markets through 434 full service banking offices in Ohio, Florida, Indiana, and Michigan. Society also has one of the largest investment management and trust businesses in the United States, and provides a full range of investment and fiduciary services to institutions and individuals. At December 31, 1993, Society and its consolidated subsidiaries had total assets of $27.0 billion, total deposits of $19.9 billion, and shareholders' equity of $2.0 billion.

In connection with the merger, KeyCorp recognized in the fourth quarter of 1993 merger and restructuring charges amounting to $64.8 million ($41.1 million after tax, $.41 per common share). These charges, which are directly attributable to the merger, included accruals for severance, relocation and other employee costs ($32.0 million), systems and facilities costs ($19.0 million), merger transaction costs consisting primarily of investment banking, legal and accounting fees ($7.9 million) and other charges incident to the merger ($5.9 million). These charges were recorded by the parent company in the fourth quarter of 1993 at which time management determined that it was probable that a liability for such charges had been incurred and could be reasonably estimated.

The following table presents net interest income, net income and net income per Common Share reported by each of the companies and on a combined basis.

in thousands, except per share amounts           1993            1992
- ---------------------------------------------------------------------
Net Interest Income:
  KeyCorp                                  $1,479,987      $1,318,286
  Society                                   1,198,990       1,130,387
- ---------------------------------------------------------------------
    Combined                               $2,678,977      $2,448,673
                                           ==========      ==========
Net Income:
  KeyCorp                                    $362,767        $290,888
  Society                                     347,159         301,210
- ---------------------------------------------------------------------
    Combined                                 $709,926        $592,098
                                             ========        ========
Net Income per Common Share:
  KeyCorp                                       $3.43           $2.80
  Society                                        2.93            2.51
- ---------------------------------------------------------------------
    Combined                                    $2.89           $2.42
                                                =====           =====
- ---------------------------------------------------------------------

NOTE 3. MERGERS AND ACQUISITIONS

Jackson County Federal Bank

On December 31, 1993, Jackson County Federal Bank of Medford, Oregon ("JCF") merged into Key Bank of Oregon, an indirect wholly-owned subsidiary of KeyCorp. Approximately 1.2 million shares of KeyCorp common stock were issued to the holders of JCF common and preferred stock. The transaction qualified for accounting as a pooling of interests; however, financial statements for periods prior to the merger have not been restated to include the accounts and results of operations of JCF because the transaction was not material to KeyCorp. JCF had total assets of $338 million at the date of the merger.

Northwestern National Bank

On July 22, 1993, Northwestern National Bank of Port Angeles, Washington ("NNB") merged into Key Bank of Washington, a wholly-owned indirect subsidiary of KeyCorp. Approximately 0.3 million shares of KeyCorp common stock were issued to the holders of NNB common stock. The transaction was treated as a purchase for accounting purposes. NNB had total assets of $49 million at the date of the acquisition.

Emerald City Bank

On July 2, 1993, Key Bank of Washington, a wholly-owned indirect subsidiary of KeyCorp, assumed $7.2 million of deposits of the failed Emerald City Bank of Seattle, Washington in an FDIC-assisted transaction.

Home Federal Savings Bank

On June 30, 1993, Home Federal Savings Bank of Fort Collins, Colorado ("Home Federal") merged into Key Bank of Colorado, a wholly-owned subsidiary of KeyCorp formed for the purposes of consummating the merger. Approximately 0.5 million shares of KeyCorp common stock were issued to the holders of Home Federal common stock. The transaction qualified for accounting as a pooling of interests; however, financial statements for periods prior to the merger have not been restated to include the accounts and results of operations of Home Federal because the transaction was not material to KeyCorp. Home Federal had total assets of $230 million at the date of the merger.

First American Bank of New York

On March 25, 1993, Key Bank of New York, a wholly-owned indirect subsidiary of KeyCorp, acquired all of the deposits and the majority of the assets of First American Bank of New York ("First American"). Key Bank of New York acquired 40 branches (thirty-nine branches in upstate New York and one branch in New York
City) and other business operations with approximately $1.0 billion in deposits and approximately $600 million in loans, in addition to branch real estate and other physical assets. The transaction was treated as a purchase for accounting purposes. Key Bank paid a premium of $40.6 million on the acquired deposits. In connection with the transaction, Key Bank of New York recorded a preliminary core deposit intangible of $33.0 million and goodwill of $8.0 million. Separately, Key Bank of New York sold the branch in New York City on July 8, 1993.

National Savings Bank of Albany

On February 26, 1993, National Savings Bank ("National") of Albany, New York merged into Key Bank of New York, a wholly-owned indirect subsidiary of KeyCorp. Approximately 1.75 million shares of KeyCorp common stock were issued to the holders of National common stock. The transaction qualified for accounting as a pooling of interests; however, financial statements for periods prior to the merger have not been restated to include the accounts and results of operations of National because the transaction was not material to KeyCorp. National had total assets of $671 million at the date of the merger.

Puget Sound Bancorp

On January 15, 1993, Puget Sound Bancorp ("PSB"), a bank holding company headquartered in Tacoma, Washington, merged into Key Bancshares of Washington, Inc., a wholly-owned subsidiary of KeyCorp. KeyCorp issued 26.4 million shares of common stock to the shareholders of PSB common stock. PSB shareholders received 1.32 shares of KeyCorp's common stock for each share of PSB common stock.

The merger was accounted for as a pooling of interests and, accordingly, pre-merger historical financial information has been restated to include the accounts of PSB.

In the fourth quarter of 1992, KeyCorp and PSB recorded one-time pretax restructuring charges of $7.7 million and $35.0 million, respectively, related to the merger. The restructuring charges resulted primarily from employee severance and retention expenses, investment banking fees and branch closing expenses. PSB also increased allowances related to the planned sale of out-of-market loans and disposition of other real estate.

Security Pacific Bank Branches

On September 3, 1992, Key Bank of Washington ("Key Bank"), a wholly-owned indirect subsidiary of KeyCorp, acquired 48 branches and other business and private banking operations with approximately $1.3 billion in deposits and $709 million in loans in addition to branch real estate and other physical assets in the state of Washington from BankAmerica Corporation. The transaction was accounted for as a purchase. Key Bank paid a premium of $53.6 million on the acquired deposits.

Olympic Savings Bank

On July 31, 1992, Key Savings Bank ("Key Savings"), a wholly-owned indirect subsidiary of KeyCorp, acquired Olympic Savings Bank of Washington ("Olympic"). The transaction was accounted for as a purchase. Olympic had $81.0 million in assets at the date of acquisition. $2.8 million in cash was paid to the shareholders of Olympic.

Valley Bancorporation

On June 4, 1992, Valley Bancorporation (Valley) of Idaho Falls, Idaho was merged with Key Bancshares of Idaho, a wholly-owned subsidiary of KeyCorp. KeyCorp issued 0.7 million shares of KeyCorp common stock for all of the outstanding shares of Valley common stock. The transaction qualified for accounting as a pooling of interests; however, financial statements for periods prior to the merger have not been restated to include the accounts and results of operations of Valley because the transaction was not material to KeyCorp. Valley had total assets of $221 million at the date of merger.

Intangible Assets

In connection with the purchase transactions presented above, goodwill totaling $16.3 million in 1993 and $2.0 million in 1992 was initially recorded and is being amortized on a straight-line basis over periods ranging from 5 to 25 years (See Note 10, Intangible Assets and Purchased Mortgage Servicing Rights).

Pending Acquisitions

Commercial Bancorporation of Colorado

On September 11, 1993, KeyCorp agreed to acquire Commercial Bancorporation of Colorado ("CBC"), headquartered in Denver. Holders of CBC common stock will receive KeyCorp common stock based on an exchange ratio of .746 shares of KeyCorp common stock (.899 shares of new KeyCorp common stock, see Note 2) for each outstanding share of CBC common stock. Shareholders of CBC approved the Agreement at a Special Meeting held on February 22, 1994. The Agreement is subject to the approval of the appropriate regulatory authorities. It is anticipated that the transaction will be accounted for as a pooling of interests and that it will close in March of 1994. CBC, a bank holding company with subsidiary banks operating ten branch offices in the Denver, Colorado Springs, Sterling and Fort Collins areas of Colorado, had total assets of $390 million at December 31, 1993.

The Bank of Greeley

On October 5, 1993, KeyCorp agreed to acquire the Bank of Greeley, a single branch bank headquartered in Greeley, Colorado ("Greeley Bank"). Under terms of the agreement, all shares of Greeley Bank will be exchanged for approximately 0.2 million shares of KeyCorp common stock. Greeley Bank had total assets of $61 million at December 31, 1993.

NOTE 4. SECURITIES AVAILABLE FOR SALE

The book values, gross unrealized gains, gross unrealized losses and approximate market values of securities available for sale at December 31, 1993 and 1992 were as follows:

December 31, 1993
                                                             Gross        Gross
                                                 Book   Unrealized   Unrealized          Market
dollars in thousands                            Value        Gains       Losses           Value
- -----------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations     $695,902      $20,541      $  (162)     $  716,281
Mortgage-backed securities                    269,735        4,165         (861)        273,039
Other debt securities                          23,113          753           (5)         23,861
- -----------------------------------------------------------------------------------------------
  Total debt securities                      $988,750      $25,459      $(1,028)     $1,013,181
                                             ========      =======      =======      ==========
- -----------------------------------------------------------------------------------------------


December 31, 1992                                            Gross        Gross
                                                 Book   Unrealized   Unrealized          Market
dollars in thousands                            Value        Gains       Losses           Value
- -----------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations   $  910,302      $29,689      $  (293)     $  939,698
Mortgage-backed securities                    405,812        6,183       (3,794)        408,201
Other debt securities                          20,303          564          (23)         20,844
- -----------------------------------------------------------------------------------------------
  Total debt securities                    $1,336,417      $36,436      $(4,110)     $1,368,743
                                           ==========      =======      =======      ==========
- -----------------------------------------------------------------------------------------------

Proceeds from sales of securities available for sale during 1993 and 1992 were $47.5 million and $661.9 million, respectively. Gross gains of $1.5 million and $10.0 million were realized on those sales in 1993 and 1992, respectively. Gross losses of $24 thousand and $7.0 million were realized on those sales in 1993 and 1992, respectively.

Securities available for sale at December 31, 1993, by expected maturity, were as follows. Expected maturities may differ from contractual maturities if the issuers have the right to call or prepay the obligations.

December 31, 1993
                                                Book              Market
dollars in thousands                           Value               Value
- ------------------------------------------------------------------------
Due in one year or less                     $306,733          $  311,686
Due after one through five years             411,708             427,818
Due after five through ten years             106,093             106,707
Due after ten years                          164,216             166,970
- ------------------------------------------------------------------------
  Total debt securities                     $988,750          $1,013,181
                                            ========          ==========
- ------------------------------------------------------------------------

NOTE 5. INVESTMENT SECURITIES

The book value, gross unrealized gains, gross unrealized losses and approximate market values of investment securities at December 31, 1993 and 1992 were as follows:

December 31, 1993
                                                                   Gross            Gross
                                                     Book     Unrealized       Unrealized           Market
dollars in thousands                                Value          Gains           Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations       $  785,381       $ 10,511         $   (134)      $  795,758
States and political subdivisions               1,303,152         86,801             (349)       1,389,604
Mortgage-backed securities                      3,333,038         49,676          (10,293)       3,372,421
Other                                               9,181             82             (176)           9,087
- ----------------------------------------------------------------------------------------------------------
  Total debt securities                         5,430,752        147,070          (10,952)       5,566,870
Equity securities                                  38,114             92             (110)          38,096
- ----------------------------------------------------------------------------------------------------------
  Total investment securities                  $5,468,866       $147,162         $(11,062)      $5,604,966
                                               ==========       ========         ========       ==========

December 31, 1992
                                                                   Gross            Gross
                                                     Book     Unrealized       Unrealized           Market
dollars in thousands                                Value          Gains           Losses            Value
- ----------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations       $  487,326       $ 11,329          $   (21)      $  498,634
States and political subdivisions               1,282,006         62,310             (565)       1,343,751
Mortgage-backed securities                      2,688,058         68,609           (9,149)       2,747,518
Other                                              21,871            454              (24)          22,301
- ----------------------------------------------------------------------------------------------------------
  Total debt securities                         4,479,261        142,702           (9,759)       4,612,204
Equity securities                                  12,658            277             (791)          12,144
- ----------------------------------------------------------------------------------------------------------
  Total investment securities                  $4,491,919       $142,979         $(10,550)      $4,624,348
                                               ==========       ========         ========       ==========
- ----------------------------------------------------------------------------------------------------------

Investment securities at December 31, 1993, by anticipated maturity, are shown below. Expected maturities may differ from contractual maturities if the issuers have the right to call or prepay the obligations.

December 31, 1993
                                                            Book           Market
dollars in thousands                                       Value            Value
- ---------------------------------------------------------------------------------
Due in one year or less                               $1,347,843       $1,361,603
Due after one year through five years                  3,004,751        3,060,959
Due after five through ten years                         877,464          925,980
Due after ten years                                      238,808          256,424
- ---------------------------------------------------------------------------------
  Total debt securities                               $5,468,866       $5,604,966
                                                      ==========       ==========
- ---------------------------------------------------------------------------------

The proceeds from sales of investment securities were $0.8 million, $51.2 million and $666.9 million during 1993, 1992 and 1991, respectively. During 1993, no gains were realized on the sales of investment securities, while gross losses of $0.5 million were realized on such sales. Gross gains and losses related to sales of investment securities were $2.2 million and $19 thousand, respectively, in 1992, and $16.7 million and $5.8 million, respectively, in 1991.

There were no investments in obligations of state and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1993 or 1992.

At December 31, 1993 investment and available for sale securities with a carrying amount of approximately $5.2 billion were pledged to secure public deposits and for certain other purposes as required by law.

NOTE 6. LOANS

Loans at December 31 were as follows:

dollars in thousands                              1993           1992           1991
- ------------------------------------------------------------------------------------
Commercial, financial and agricultural     $ 4,589,000    $ 4,450,662    $ 4,017,891
Real estate-construction                       537,235        710,449        737,829
Real estate-residential mortgage             4,108,331      3,616,235      3,627,322
Real estate-commercial mortgage              6,462,977      5,096,198      4,303,153
Consumer                                     6,008,032      5,836,744      5,815,923
Lease financing                                492,030        304,057        224,465
- ------------------------------------------------------------------------------------
  Total                                    $22,197,605    $20,014,345    $18,726,583
                                           ===========    ===========    ===========
- ------------------------------------------------------------------------------------

Changes in the Allowance for Loan Losses for the years ended December 31 are summarized as follows:

dollars in thousands                            1993        1992        1991
- ----------------------------------------------------------------------------
Balance at beginning of year                $279,905    $267,603    $216,255
  Loans charged off                         (155,344)   (216,685)   (198,234)
  Recoveries                                  37,768      27,785      21,457
- ----------------------------------------------------------------------------
  Net loans charged off                     (117,576)   (188,900)   (176,777)
  Provision for loan losses                  139,422     190,971     186,116
  Allowances of subsidiaries purchased        20,327      10,231      42,009
- ----------------------------------------------------------------------------
Balance at end of year                      $322,078    $279,905    $267,603
                                            ========    ========    ========
- ----------------------------------------------------------------------------

There were no significant credit concentrations in KeyCorp's loan portfolio at December 31, 1993. At December 31, 1993, KeyCorp had no foreign loans or loans related to highly leveraged transactions.


NOTE 7. NONPERFORMING ASSETS

The effect on interest income of loans classified as nonperforming at December 31 of each respective year was as follows:

dollars in thousands                       1993        1992
- -----------------------------------------------------------
Interest income which would have
  been recorded if assets had been
  current under original terms          $12,555     $17,271
Less: Interest income recorded
     during the period                   (4,450)     (6,162)
- -----------------------------------------------------------
  Net reduction to reported
     interest income                    $ 8,105     $11,109
                                        =======     =======
- -----------------------------------------------------------

Nonperforming assets at December 31 were as follows:

dollars in thousands                      1993          1992
- ------------------------------------------------------------
Nonaccrual loans                      $167,395      $202,743
Restructured loans                       6,099         1,446
- ------------------------------------------------------------
  Total nonperforming loans            173,494       204,189
Other real estate owned                124,946       213,548
Allowance for loss on disposal         (22,679)      (14,538)
- ------------------------------------------------------------
  Other real estate owned,
  net of allowance                     102,267       199,010
- -----------------------------------------------------------
  Total nonperforming assets          $275,761      $403,199
                                      ========      ========
- ------------------------------------------------------------

Changes in the Allowance for Losses on other real estate owned for the years ended December 31 are summarized as follows:

dollars in thousands                                  1993        1992        1991
- ----------------------------------------------------------------------------------
Balance at beginning of year                       $14,538     $11,944     $ 6,162
  Net charge-offs                                  (17,470)    (29,173)    (10,778)
  Provision for other real estate owned losses      25,271      31,767      13,975
  Allowances of subsidiaries purchased                 340          --       2,585
- ----------------------------------------------------------------------------------
Balance at end of year                             $22,679     $14,538     $11,944
                                                   =======     =======     =======
- ----------------------------------------------------------------------------------


NOTE 8. RELATED PARTY TRANSACTIONS

Certain executive officers, directors and their associates (as defined by the Securities and Exchange Commission) have loans and other transactions with the subsidiary banks. Such transactions are made on substantially the same terms, including interest rates and collateral required, as those prevailing for similar transactions with others. The aggregate amount of loans outstanding to qualifying related parties at January 1, 1993, was $106.3 million. During 1993, activity with respect to these loans included new loans, repayments and a net decrease (due to changes in the status of executive officers and directors) of $118.5 million, $77.4 million and $18.7 million, respectively, resulting in an aggregate balance of loans outstanding to related parties at December 31, 1993, of $128.7 million.

NOTE 9. PREMISES AND EQUIPMENT

The Corporation's executive offices are in Albany, New York. At December 31, 1993, KeyCorp's banking subsidiaries operated 833 offices, of which 515 were owned and 318 were leased. Certain leases, expiring at various dates through the year 2010, qualify as capital leases and contain purchase options for the premises leased thereunder. At December 31, 1993, banking subsidiaries of the Corporation were obligated under noncancellable operating leases for land and buildings and for other property consisting principally of data processing equipment. Many of the realty lease agreements contain renewal options for varying periods. In many cases, renewal terms, including annual rentals to be paid, must be negotiated at the renewal date. The leases generally require payment of maintenance costs and real estate taxes in excess of specified minimums. There are no significant encumbrances on properties owned.

Rental expense under all operating leases totaled $70.3 million in 1993, $60.1 million in 1992 and $53.9 million in 1991. Minimum future rental payments under noncancellable leases at December 31, 1993, are as follows:
1994-$61.6 million; 1995-$58.3 million; 1996-$53.2 million; 1997-$50.4 million;
1998-$37.6 million; and subsequent years-$286.2 million.

Depreciation and amortization expense related to premises and equipment totaled $53.0 million, $42.5 million, and $35.4 million in 1993, 1992, and 1991 respectively.

Premises and equipment at December 31 were as follows:

dollars in thousands                             1993          1992
- -------------------------------------------------------------------
Land                                         $ 73,310      $ 57,454
Buildings and leasehold improvements          392,926       359,686
Furniture and equipment                       345,058       299,477
- -------------------------------------------------------------------
                                              811,294       716,617
Accumulated depreciation and
  amortization                               (320,189)     (279,863)
- -------------------------------------------------------------------
Total                                        $491,105      $436,754
                                             ========      ========
- -------------------------------------------------------------------

NOTE 10. INTANGIBLE ASSETS AND PURCHASED MORTGAGE SERVICING RIGHTS

Intangible assets, net of accumulated amortization, at December 31 were as follows:

dollars in thousands                             1993          1992
- -------------------------------------------------------------------
Goodwill                                     $204,367      $199,743
Core deposit intangibles                      128,160       115,453
Other                                           4,120         6,809
- -------------------------------------------------------------------
Intangibles, net of
  accumulated amortization                   $336,647      $322,005
                                             ========      ========
- -------------------------------------------------------------------
Purchased mortgage servicing rights          $187,155      $164,359
- -------------------------------------------------------------------

Goodwill is amortized by the straight-line method over periods generally not exceeding twenty-five years. Core deposit intangibles represent the net present value of the future economic benefits related to the use of deposits purchased. They are being amortized on an accelerated basis over periods ranging from 7 to 14 years. Other intangibles are generally being amortized using the straight-line method over periods ranging from five to ten years.

The 1993 amortization expense for goodwill, core deposit intangibles, and other intangibles was $12.3 million, $16.9 million, and $2.9 million, respectively.

The 1993 amortization expense for purchased mortgage servicing rights was $56.1 million. The amount of purchased mortgage servicing rights capitalized during 1993 was $77.3 million.

NOTE 11. CERTIFICATES OF DEPOSIT OVER $100,000

The Corporation had certificates of deposit over $100,000 of $1,888.1 million, $1,866.5 million and $2,315.7 million at December 31, 1993, 1992 and 1991, respectively. Interest expense on certificates of deposit over $100,000 was $86.2 million, $101.1 million and $176.4 million for the years ended December 31, 1993, 1992 and 1991, respectively.


NOTE 12. SHORT-TERM BORROWINGS

Short-Term Borrowings

Short-term borrowings consist primarily of federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions. Other short-term borrowings consist primarily of Treasury tax and loan demand notes and commercial paper of the Corporation which is issued primarily in amounts of $100,000 or more with maturities of one year or less.

The details of short-term borrowings are as follows:

dollars in thousands                                1993           1992           1991
- --------------------------------------------------------------------------------------
Federal funds purchased
  Balance at year-end                         $  918,411     $  509,955     $  822,419
  Average during the year                        765,076        711,752        444,214
  Maximum month-end balance                      967,490      1,181,338        890,333
  Weighted average rate during the year             3.06%          3.51%          5.72%
  Weighted average rate at December 31              3.08           3.15           4.28
- --------------------------------------------------------------------------------------

Securities sold under repurchase agreements
  Balance at year-end                         $  848,107     $  863,460     $  929,226
  Average during the year                        883,938      1,037,960      1,122,684
  Maximum month-end balance                    1,060,974      1,108,102      1,501,663
  Weighted average rate during the year             2.89%          3.42%          5.40%
  Weighted average rate at December 31              2.77           3.00           4.12
- --------------------------------------------------------------------------------------
Other short-term borrowings
  Balance at year-end                         $  600,440     $  598,530     $  380,236
  Average during the year                        378,235        361,225        871,933
  Maximum month-end balance                      600,440        598,530        380,236
  Weighted average rate during the year             5.41%          5.32%          6.54%
  Weighted average rate at December 31              3.11           4.04           3.28
- --------------------------------------------------------------------------------------

At December 31, 1993 the Corporation had available lines of credit for general corporate purposes aggregating $200.0 million, all of which was unused at December 31, 1993. Standard fees are paid for these facilities.

NOTE 13. LONG-TERM DEBT

The components of long-term debt at December 31 are as follows:

dollars in thousands                                      1993               1992
- ---------------------------------------------------------------------------------
Parent
 6.97%  Medium Term Notes due to 2003 <F1>            $435,630           $303,930
 9.45%  Senior Notes due 1993                               --             75,000
12.63%  Promissory Notes due 1994                        1,860              1,860
 5.25%  Floating Rate Subordinated Notes due 1997           --             50,000
 8.40%  Subordinated Capital Notes due 1999             75,000             75,000
 7.75%  Debentures due to 2002                              --             13,533
 8.00%  Subordinated Note due 2004                     125,000            125,000
- ---------------------------------------------------------------------------------
                                                       637,490            644,323
Subsidiaries
Federal Home Loan Bank Advances <F2>                   165,100            246,350
All Other                                                8,623             13,353
- ---------------------------------------------------------------------------------
                                                      $811,213           $904,026
                                                      ========           ========
- ---------------------------------------------------------------------------------

<F1> Represents a weighted average rate at December 31, 1993.
<F2> Long-term advances from the Federal Home Loan Bank of Seattle (FHLB)
     are at adjustable and fixed rates ranging from 3.125% to 12.125% at December 31, 1993, and mature at various dates through 2005. Real estate loans with a recorded value of $472.6 million and $375.4 million at December 31, 1993 and 1992, respectively, collateralize FHLB advances.

All subordinated notes of the Corporation qualify as Tier II capital in calculating capital adequacy ratios.

Scheduled payments on long-term debt are as follows:

in thousands     Parent     Subsidiaries          Total
- -------------------------------------------------------
1994            $72,890          $36,536       $109,426
1995             49,000           66,048        115,048
1996             67,600           11,583         79,183
1997             41,000            1,135         42,135
1998             74,500              735         75,235
- -------------------------------------------------------

On June 29, 1992, KeyCorp issued $125 million of subordinated debt. Proceeds from these twelve-year notes were used to retire without penalty all of its 11.25% Senior Notes prior to maturity. Proceeds were also employed to provide capital for Key Bank of Washington. This capital infusion was made in anticipation of Key Bank of Washington's purchase of 48 former Security Pacific Bank branches from BankAmerica on September 3, 1992.

Additionally, KeyCorp issued $77 million of medium-term notes during 1992. KeyCorp used the proceeds from the issuance of medium-term notes principally to provide subordinated capital to subsidiary banks and to fund the purchase of OREO from subsidiary banks by NCB Properties Inc., KeyCorp's OREO workout subsidiary.

On July 27, 1992, the Securities and Exchange Commission declared effective a shelf registration of KeyCorp debt securities. The shelf registration may be used to offer up to $400 million aggregate principal amount of debt securities. As of December 31, 1992, $40 million of subordinated medium-term notes had been issued under the shelf registration.

On May 6, 1993 and May 27, 1993, KeyCorp retired prior to maturity, and without penalty, all of its floating rate subordinated notes due 1997 and all of its 7.75% Debentures due to 2002, respectively. On June 1, 1993, KeyCorp's 9.45% Senior Notes matured.

A total of $194.5 million of medium-term notes were issued during 1993. KeyCorp used the proceeds from the issuance of $125.0 million of subordinated medium-term notes to retire and pay the principal on the above referenced notes and debentures and to fund the purchase of OREO from subsidiary banks by NCB Properties Inc.

NOTE 14. SHAREHOLDERS' EQUITY

On March 1, 1994, KeyCorp merged with and into Society and the combined corporation changed its name to KeyCorp. Under the terms of the merger agreement, shares of new KeyCorp were exchanged for all of the outstanding shares of KeyCorp. See Note 2 Subsequent Event - Merger with Society Corporation, for further discussion.

At the Annual Meeting of Shareholders of KeyCorp held on April 22, 1993, the shareholders approved an Amendment to the Certificate of Incorporation to increase the number of shares of common stock which KeyCorp shall have authority to issue from 175,000,000 to 350,000,000.

Preferred Stock

At December 31, 1993, KeyCorp had 10,000,000 shares of $5 par value, non-voting preferred stock authorized of which 1,280,000 shares of Series B were outstanding represented by 6,400,000 Depositary Shares. Each Depositary Share represents a one-fifth interest in a share of 10% Cumulative Preferred Stock, Series B, $125 liquidation preference per share. Preferred Stock is reported on the accompanying consolidated balance sheet at its per share liquidation value of $125.

Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly, at the rate of 10 percent per annum. The Series B Preferred Stock is not redeemable prior to June 30, 1996 and is redeemable at the option of KeyCorp (subject to Federal Reserve Board approval) at $125 per share ($25 per Depositary Share) plus unpaid dividends accrued to the redemption date.

Except for a limited right to elect two Directors if full cumulative dividends have not been paid for six quarterly dividend periods, and a right to vote as a class on amendments to the KeyCorp Certificate of Incorporation which could adversely affect the rights of the Preferred Shareholders, the shareholders of Series B Preferred Stock are not entitled to vote.

KeyCorp redeemed all outstanding shares of its Series A Preferred Stock in August 1993 without premium at a redemption price of $50 per share. The total cost of redeeming the Series A Preferred Stock was $24.0 million.

Common Stock

Concurrent with the KeyCorp/Society Merger Agreement (see Note 2), KeyCorp entered into a Shareholder Rights Protection Agreement dated October 1, 1993, pursuant to which holders of record on October 15, 1993 of KeyCorp common stock received one Right for each share of the Corporation. Each Right represents the right to purchase one one-hundredth of a share of participating preferred stock, par value $5 per share, for $115 subject to adjustment. The rights become exercisable 10 days after a person or group acquires 20% or more of the outstanding shares of KeyCorp Common Stock or commences a tender offer that could result in such an ownership interest. Until the Rights become exercisable, they will trade with the common shares, and any transfer of the common shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the common shares. The Corporation may redeem these Rights at its option at $.01 per Right subject to certain limitations. The KeyCorp Rights will not prevent a takeover of KeyCorp. However, the KeyCorp Rights may cause substantial dilution to a person or group that acquires 20% or more of the KeyCorp Common Stock unless the KeyCorp Rights are first redeemed by the Board of Directors of KeyCorp. The merger with Society Corporation did not activate the provisions of the Rights.

At December 31, 1993, approximately 4,898,404 shares of common stock were reserved for issuance under KeyCorp's Dividend Reinvestment, Employee Stock Purchase, and Stock Option Plans.

Stock Options

The Corporation has various stock option plans which allow for the granting of stock options to key employees and directors of KeyCorp. In accordance with the plans, options may be granted from time to time at a purchase price per share of 100% of the fair market value on the grant date. Once granted, the options can be exercised over a period of ten years from the date of the grant.

In addition, the plans allow for the granting of stock appreciation rights
(SARs) in tandem with options. During 1991 all outstanding SARs were exercised. There are no SARs outstanding at December 31, 1993.

A summary of activity under the plans follows:

Stock Options
                                                      1993                       1992
                                   -----------------------------------------------------
options in thousands                Shares     Option Price       Shares    Option Price
- ----------------------------------------------------------------------------------------
Outstanding at beginning of year    3,454     $ 4.04-$38.63        3,760   $ 4.04-$27.42
Granted                               701      35.38- 46.00          843    29.67- 38.63
Exercised or surrendered             (864)      8.45- 32.38       (1,012)    4.04- 26.67
Lapsed or cancelled                   (24)     16.59- 36.88         (137)   16.59- 32.38
- ----------------------------------------------------------------------------------------
Outstanding at end of year          3,267      $4.04-$46.00        3,454   $ 4.04-$38.63
- ----------------------------------------------------------------------------------------
Exercisable at end of year          2,769      $4.04-$46.00        2,886   $ 4.04-$38.63
- ----------------------------------------------------------------------------------------

In 1991, the Board of Directors approved grants to certain officers of KeyCorp and its subsidiaries under the Career Equity Program ("Program"). The Program is designed to increase equity ownership by the participants, who make an initial investment and elect to have options automatically exercised at regular intervals when share value appreciation is present. At exercise, replacement option grants are made at the current market value. Shares received under the Program are restricted as to resale during the five-year period of the Program.


NOTE 15. EMPLOYEE BENEFITS

The Corporation sponsors a non-contributory defined benefit pension plan covering substantially all of its employees. Benefits are principally based on an employee's years of service and the highest five consecutive years of base salary during the last ten years of service. The Corporation's funding policy is to contribute amounts to the plan which meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation determines to be appropriate. Contributions are intended to provide both for benefits attributed to service to date and for those that are expected to be earned in the future.

The following table sets forth the status of the funded plan and the amounts recognized in the Corporation's consolidated balance sheets at December 31:

dollars in thousands                                1993                1992
- ----------------------------------------------------------------------------
Accumulated benefit obligation
  Vested benefits                               $221,261            $184,452
  Non-vested benefits                              3,271               5,522
- ----------------------------------------------------------------------------
Accumulated benefit obligation                   224,532             189,974
Effect of projected future
 compensation levels                              28,628              45,981
- ----------------------------------------------------------------------------
Projected benefit obligation                     253,160             235,955
Plan assets at fair value,
  (principally listed stock and
   fixed income securities) <F1>                 253,144             234,802
- ----------------------------------------------------------------------------
Plan assets in excess of
 (less than) projected benefit obligation            (16)             (1,153)
Unrecognized net loss                             20,813              12,010
Unrecognized prior service cost                   12,271              14,711
Unrecognized net asset (being amortized
 principally over 15 years)                      (10,645)            (11,793)
- ----------------------------------------------------------------------------
Prepaid pension cost included
 in other assets                                $ 22,423            $ 13,775
                                                ========            ========
- ----------------------------------------------------------------------------

<F1> Including KeyCorp common stock valued at $27.8 million in 1993 and
     $30.4 million in 1992.

The weighted average discount rate used in determining the projected benefit obligation as of December 31, 1993 and 1992 was 7.25% and 7.75%, respectively. The assumed rate of increase in future compensation was 4% and 5% as of December 31, 1993, and 1992, respectively. The expected long-term rate of return on plan assets was 10.5% in 1991 through 1993.

The Corporation also maintains an unfunded, non-qualified supplemental executive retirement program that provides certain officers defined pension benefits in excess of limits imposed by Federal law. The following table sets forth the status of the unfunded plan and amounts recognized in the Corporation's consolidated balance sheets at December 31:

dollars in thousands                                1993                1992
- ----------------------------------------------------------------------------
Accumulated benefit obligation
  Vested benefits                                $35,995             $25,804
  Non-vested benefits                                127                  73
- ----------------------------------------------------------------------------
Accumulated benefit obligation                    36,122              25,877
Effect of projected future compensation levels     7,570               3,302
- ----------------------------------------------------------------------------
Projected benefit obligation                      43,692              29,179
Unrecognized prior service cost                   (4,583)             (5,705)
Unrecognized transition obligation                (2,724)             (3,064)
Unrecognized net loss                            (11,915)             (5,430)
Adjustment to recognize minimum liability         11,653              10,897
- ----------------------------------------------------------------------------
Accrued pension cost included in
 accrued taxes and expenses                      $36,123             $25,877
                                                 =======             =======
- ----------------------------------------------------------------------------

Net periodic pension expense for the funded and unfunded plans for the years ended December 31, included the following components:

dollars in thousands                          1993         1992         1991
- ----------------------------------------------------------------------------
Service cost of benefits earned
 during the period                         $13,852      $11,463      $ 8,933
Interest cost on projected
 benefit obligation                         20,920       18,171       16,180
Actual return on plan assets               (14,762)     (17,346)     (38,481)
Net amortization and deferral               (7,523)      (2,588)      21,158
- ----------------------------------------------------------------------------
Net periodic pension cost                  $12,487      $ 9,700      $ 7,790
                                           =======      =======      =======
- ----------------------------------------------------------------------------



The Corporation sponsors the KeyCorp Profit Sharing Plus Plan (the 401(k)
Plan), a defined contribution profit sharing plan with cash or deferral arrangements permitted by Internal Revenue Code subsection 401(k). Substantially all employees are eligible to participate after satisfaction of the one year service requirement under the plan. Under the savings aspect of the plan, employees may contribute 1% to 10% of base compensation with up to 6% being eligible for matching contributions from the Corporation. In addition to a mandatory match, the Corporation, after determining its net income, may make an additional match, or contribute additional amounts to the 401(k) Plan, which are then allocated to each plan participant in proportion to their eligible salary. Contributions to the 401(k) Plan were $16.4 million, $12.3 million and $9.3 million for 1993, 1992 and 1991, respectively.

The Corporation sponsors defined benefit postretirement plans that cover substantially all employees. The plans provide medical and death benefits.
The postretirement medical plan is contributory, with contributions adjusted annually; the death benefit is noncontributory. Employee contributions are based on years of service and are adjusted annually. The accounting for the medical plan anticipates future cost-sharing changes to the written plan that are consistent with the Corporation's expressed intent to increase retiree contributions each year. The Corporation elected to adopt prospectively Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions (FAS 106) on January 1, 1993.

FAS 106 requires that the projected future cost of retiree health and life insurance be accrued over the employees' working careers. Prior to the change, cost were charged to expense as incurred. Postretirement benefit expense was $5.0 million in 1993 (including $3.5 million due to the application of the new standard), $2.5 million in 1992 and $1.8 million in 1991.

Net periodic postretirement benefit cost for 1993 included the following components:

dollars in thousands
- -----------------------------------------------------------
Service cost benefits attributed to
  service during the period                          $1,246
Interest cost on accumulated
  postretirement benefit obligation                   2,298
Actual return on plan assets                            (22)
Amortization of transition obligation
  over 20 years                                       1,524
Net amortization and deferred                           (10)
- -----------------------------------------------------------
Net periodic postretirement benefit cost             $5,036
                                                     ======
- -----------------------------------------------------------


Because the Corporation fixed its contribution for postretirement medical benefits at 1993 levels, a health care cost trend assumption was not used in the determination of obligation and net periodic postretirement benefit cost for medical benefits.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation are 7.75% and 7.25% as of January 1, 1993 and December 31, 1993, respectively. The expected long-term rate of return on plan assets was 10.5% as of January 1,1993 and will be 9.5% for 1994.

The Corporation's postretirement medical plan is unfunded; the accumulated postretirement benefit obligation and plan assets as of January 1, 1993 were $25.9 million and $0, respectively. The Corporation has adopted a funding policy for its postretirement death benefit plan and annually contributes the service cost for active employees not fully eligible for benefits plus an amount to amortize the unfunded accumulated postretirement benefit obligation over a 30-year period; as of January 1, 1993, the accumulated postretirement benefit obligation and plan assets were $4.7 million and $.3 million, respectively.

The following table sets forth the plans' combined funded status reconciled with the amount shown in the Corporation's balance sheet at December 31, 1993:

dollars in thousands
- -----------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                         $(17,255)
  Fully eligible plan participants                   (3,626)
  Other active plan participants                    (12,674)
- -----------------------------------------------------------
                                                    (33,555)
Plan assets at fair value                               168
- -----------------------------------------------------------
Accumulated postretirement benefit
 obligation in excess of plan assets                (33,387)
Unrecognized net loss from past experience
   different from that assumed and
   from changes in assumptions                        1,660
Unrecognized transition obligation                   28,955
- -----------------------------------------------------------
Accrued postretirement benefit cost                $ (2,772)
                                                   ========
- -----------------------------------------------------------


NOTE 16. INCOME TAXES

Income taxes included in the consolidated statements of income are as follows:

Year ended December 31,
in thousands                                  1993          1992        1991
- ----------------------------------------------------------------------------
Currently payable:
  Federal                                 $163,386      $114,645    $ 80,683
  State                                     30,493        27,165      16,312
- ----------------------------------------------------------------------------
                                           193,879       141,810      96,995
Deferred:
  Federal                                     (664)           25       4,583
  State                                     (6,716)          403       1,900
- ----------------------------------------------------------------------------
                                            (7,380)          428       6,483
- ----------------------------------------------------------------------------
  Total income tax expense                 $186,499     $142,238    $103,478
                                           ========     ========    ========
- ----------------------------------------------------------------------------


The reasons for the differences between income tax expense and the amount computed by applying the statutory federal tax rate to income before taxes are as follows:

Year ended December 31,
in thousands                                  1993          1992        1991
- ----------------------------------------------------------------------------
Income before taxes times statutory
 tax rate <F1>                            $192,243      $145,014    $115,836
State income tax, net of federal
 tax benefit                                14,938        18,194      12,020
Amortization of intangibles                  4,113         3,878       3,719
Tax-preference interest income             (26,758)      (28,893)    (27,949)
Tax credits                                 (2,170)         (688)       (581)
Other                                        4,133         4,733         433
- ----------------------------------------------------------------------------
                                          $186,499      $142,238    $103,478
                                          ========      ========    ========
- ----------------------------------------------------------------------------

<F1> 35% for 1993; 34% for 1992 and 1991.

Income taxes on securities transactions were $.8 million in 1993, $1.7 million in 1992 and $3.9 million in 1991.

The significant types of temporary differences that gave rise to net deferred income taxes include the provision for loan losses, lease income, restructuring charges, and writedown of other real estate owned.

The significant components of deferred income taxes (benefits) are as follows:

Year ended December 31,
in thousands                                   1993         1992        1991
- ----------------------------------------------------------------------------
Provision for loan losses                 $(12,980)      $   (82)    $(1,919)
Leasing income reported using the
  operating method for tax purposes         48,405        25,954       9,606
Writedown of other real estate owned       (11,436)      (14,243)     (6,100)
Restructuring charges                      (25,016)          296      (1,241)
Other                                       (6,353)      (11,497)      6,137
- ----------------------------------------------------------------------------
  Deferred income tax expense (benefit)   $ (7,380)      $   428     $ 6,483
                                          ========       =======     =======
- ----------------------------------------------------------------------------

Significant components of KeyCorp's deferred tax assets and liabilities are as follows:

in thousands                                  1993          1992        1991
- ----------------------------------------------------------------------------
Provision for loan losses                 $ 89,019      $ 90,575    $ 84,529
Leasing income reported using the
   operating method for tax purposes       (85,487)      (40,231)    (14,277)
Writedown of other real estate owned        19,065        20,940       6,697
Restructuring charges                       25,989           945       1,241
Other                                       (9,885)      (41,033)    (53,179)
- ----------------------------------------------------------------------------
  Net deferred tax assets                 $ 38,701      $ 31,196    $ 25,011
                                          ========      ========    ========
- ----------------------------------------------------------------------------

NOTE 17. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

Restrictions on Cash and Due from Banks, Subsidiary Dividends and Lending Activities

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $630.9 million in 1993 were maintained in fulfillment of these requirements.

The principal source of income for the parent company is dividends from its subsidiary banks. Such dividends are subject to certain restrictions as set forth in the national and state banking laws and regulations. At December 31, 1993, undistributed earnings of $459.4 million were free of such restrictions and available for the payment of dividends to the parent company.

Loans and advances from banking subsidiaries to the parent company are also limited by law and are required to be collateralized.

Legal Proceedings

Although KeyCorp and its subsidiaries are defendants in various legal proceedings arising in the course of business, there are no legal proceedings pending which, in the opinion of management and counsel, may result in a material loss to the Corporation.

NOTE 18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation, in the normal course of its business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, is a party to financial instruments with off-balance sheet risk. These instruments expose the Corporation to credit risk in addition to amounts recognized on the consolidated balance sheets.

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for making loans. In the opinion of management, the Corporation's outstanding commitments do not represent unusual risks for KeyCorp. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for these commitments is represented by the contractual amount.

A summary of credit exposure related to these items at December 31, 1993 is shown below:

in thousands
- -------------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit and/or
  market risk:
Loan commitments:
  Credit card lines                                   $1,466,336
  Home equity                                          1,061,854
  Commercial real estate,
   construction and land development                     530,218
  Other <F1>                                           3,254,507
- -------------------------------------------------------------------
    Total loan commitments                             6,312,915

Other commitments:
  Financial standby letters of credit                    143,550
  Performance standby letters of credit                   52,432
  Commercial letters of credit                           110,873
  Loans sold with recourse                               140,365
- -------------------------------------------------------------------
    Total loan and other commitments                  $6,760,135
                                                      ==========

Financial instruments whose notional
  or contract amounts exceed the
  amount of credit and/or market risk:
When-issued securities
  Commitments to purchase when-issued securities      $   20,200
  Other                                                    4,152
Mortgage loan sale commitments                           958,262
Loan purchase options                                     45,000
Interest rate swap agreements                          3,119,171
- -------------------------------------------------------------------

<F1> Includes commitments to extend credit through overdraft facilities or commercial lines of credit, retail check credit and related plans, and mortgage loans.

Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Corporation. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

Financial standby, performance standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

A KeyCorp mortgage banking affiliate originates and services residential mortgage loans to be sold in the secondary market. Prior to 1992 residential mortgages were sold with provisions for recourse by a mortgage banking company acquired by KeyCorp. At December 31, 1993, the amount of such loans sold with recourse to the acquired mortgage banking company was $140.4 million. KeyCorp has not and does not sell residential mortgages with provisions for recourse.

Sales commitments and option contracts may be used by KeyCorp's mortgage subsidiary to hedge against adverse movements in interest rates on mortgage loans held for sale. At December 31, 1993, KeyCorp's mortgage subsidiary was committed to deliver, at dates throughout 1994, $958.3 million of mortgage loans under forward sale agreements. In addition, at December 31, 1993, KeyCorp's mortgage subsidiary had entered into options to purchase $45.0 million of loans at a specified price. KeyCorp enters into interest rate swap agreements to alter the interest rate characteristics of existing assets or liabilities arising in the normal course of business.

The Corporation has limited the extension of loan commitments to customers within the states served by its banking subsidiaries. The following table presents the geographic distribution of unused loan commitments by state at December 31, 1993:

                                   Unused Loan
in thousands                       Commitments
- ----------------------------------------------
New York                            $2,986,289
Maine                                  598,394
Oregon                                 516,934
Washington                           1,410,722
Utah                                   270,193
Idaho                                  244,719
Colorado                                27,293
Wyoming                                178,686
Alaska                                  79,685
- ----------------------------------------------
  Total loan commitments            $6,312,915
                                    ==========
- ----------------------------------------------

NOTE 19. FAIR VALUE DISCLOSURES

In December 1991, the Financial Accounting Standards Board issued Statement 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107). SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. "Fair value" is defined in SFAS 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. It is not the Corporation's intent to enter into such exchanges.

"Financial instruments" is defined in SFAS 107 to include categories listed below but does not include the value of separate intangible assets such as customer relationships, purchased mortgage servicing rights and core deposit intangibles which, if considered an integral part of the related financial instruments, would increase their fair values.

The estimated fair value amounts have been determined by the Corporation using relevant market information, where available. No considerations or allowances are made in the estimation of fair value for differences that may result due to volume and size of market. Certain of the Corporation's financial instruments are not represented in an active market as characterized by a willing buyer and willing seller engaging in an arms-length exchange transaction. It is also the Corporation's general practice and intent to hold these financial instruments to maturity. For such financial instruments, discounted cash flow methodologies were employed to estimate fair value. Generally, the discount rates utilized are derived from the risk-free Treasury rates, adjusted for credit risk, operating expense factors and service charges. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

All estimates are based upon pertinent information available to management as of December 31, 1993 and 1992. Although management is not aware of additional factors that would significantly affect the estimated fair value amounts, such amounts have not been subsequently revalued for purposes of these financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and Due from Banks and Short-Term Investments

The carrying amounts for cash and due from banks and short-term investments approximate those assets' fair values.

Loans Held for Sale

The carrying value of loans held for sale approximates their fair values.

Securities Available for Sale and Investment Securities

As included in Notes 4 and 5 to the consolidated financial statements, fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans

The fair value of loans receivable is estimated by discounting their expected future cash flows.

in millions                    1993        1992
- -----------------------------------------------
Net carrying amount         $21,388     $19,432
Fair value                   21,517      19,408
- -----------------------------------------------

The Corporation has no plan to dispose of these loans either in part or in their entirety. Furthermore, the Corporation believes that considerable customer franchise value exists in the accounts represented above; a high percentage of these customers have had previous relationships with the Corporation and are expected to continue their business with the Corporation following satisfaction of current obligations. However, franchise value estimates have not been incorporated into the fair value identified herein as these amounts are not included in SFAS 107's definition of "financial instruments."

Deposits

SFAS 107 defines the fair values of certain deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) to equal the amount payable on demand at the reporting date (that is, their carrying amounts). Similarly, the carrying amounts for variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated by discounting their expected future cash flows.



in millions                   1993         1992
- -----------------------------------------------
Carrying amount            $26,618      $24,775
Fair value                  26,749       24,870
- -----------------------------------------------

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

Long-Term Debt

The fair values of the Corporation's long-term debt are estimated by discounting expected future cash flows.

in millions                 1993        1992
- --------------------------------------------
Carrying Amount             $811        $904
Fair Value                   871         894
- --------------------------------------------

Financial Instruments with Off-Balance Sheet Risk

As described in Note 18 to the consolidated financial statements, the Corporation was a party to financial instruments with off-balance sheet risk at December 31, 1993 and 1992. Such financial instruments consist of commitments to extend permanent financing and letters of credit. If the options are exercised by the prospective borrowers, these financial instruments will become interest-earning assets of the Corporation. If the options expire, the Corporation retains fees paid by the counterparty in order to enter into the commitment or guarantee.

The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 1993 and 1992 approximates the recorded amounts of the related fees.

Interest Rate Swap and Cap Agreements

As described in Note 18 to the consolidated financial statements, the Corporation is a party to interest rate swap and cap agreements at December 31, 1993 and 1992 and interest rate cap agreements at December 31, 1992. The fair value of interest rate swap agreements is based upon a discounted cash flow analysis utilizing current assumptions. The fair value of interest rate cap agreements is based upon the current fees charged to enter into such contracts. At December 31, 1992, the balance of the unamortized fees incurred to enter into such interest rate cap agreements approximates their fair value.

                            Interest Rate Swap Agreements
                            -----------------------------
in millions                    1993                  1992
- ---------------------------------------------------------
Notional/Contract Value      $3,119                  $192
Fair Value                      (10)                    1
- ---------------------------------------------------------

                            Interest Rate Cap Agreements
                            ----------------------------
in millions                    1993                  1992
- ---------------------------------------------------------
Notional/Contract Value         $--                   $30
Fair Value                       --                    .3
- ---------------------------------------------------------

Considerations

The fair value estimates presented are based on existing on- and off-balance sheet financial instruments, as defined by SFAS 107. No attempt has been made to estimate the value of anticipated future business and the fair value of assets and liabilities that are not considered financial instruments by SFAS
107. In fact, significant income is generated from operations of the Corporation which are not related to the generation, retention and settlement of financial instruments. For example, the trust operation and the mortgage banking operation contribute considerable service fee income. Other significant assets and liabilities that are not considered financial instruments include the brokerage network, insurance operations, leasing operation, property, plant, equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have not been considered in the estimates.

NOTE 20. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Balance Sheets at December 31,
dollars in thousands                             1993                1992
- -------------------------------------------------------------------------
Assets
  Cash and due from banks                  $      948           $     781
  Investment securities                        45,434              47,624
  Due from subsidiaries <F1>
    Banks and bank holding companies          218,507             172,229
    Other subsidiaries                        170,637             192,147
- -------------------------------------------------------------------------
                                              389,144             364,376
  Investment in subsidiaries <F1>
    Banks and bank holding companies        2,552,430           2,245,253
    Other subsidiaries                         13,073              57,403
- -------------------------------------------------------------------------
                                            2,565,503           2,302,656
  Excess of cost over net
   assets of acquired subsidiaries            124,587             114,047
  Other assets                                 81,408              62,971
- -------------------------------------------------------------------------
    Total Assets                           $3,207,024          $2,892,455
                                           ==========          ==========

Liabilities
  Short-term borrowings                    $   27,600          $  120,000
  Long-term debt                              637,490             644,323
  Accrued taxes, expenses and
   other liabilities                          171,348              53,342
- -------------------------------------------------------------------------
    Total Liabilities                         836,438             817,665
Shareholders' Equity                        2,370,586           2,074,790
- -------------------------------------------------------------------------
  Total Liabilities and
      Shareholders' Equity                 $3,207,024          $2,892,455
                                           ==========          ==========
- -------------------------------------------------------------------------

<F1> Eliminated in consolidation

Condensed Statements of Income For the Three Years Ended December 31,
dollars in thousands                          1993       1992        1991
- -------------------------------------------------------------------------
Income
  Dividends from subsidiaries <F1>
    Banks and bank holding companies      $155,372   $152,416    $ 81,506
    Other subsidiaries                       1,865      2,878       2,219
  Management fees and interest
   income from subsidiaries <F1>           101,065     80,944      63,711
  Other                                      3,531      3,531       2,277
- -------------------------------------------------------------------------
                                           261,833    239,769     149,713
Expenses
  Interest on borrowed funds                53,053     49,462      40,956
  Restructuring charges                     64,812     42,700          --
  Salaries, employee benefits, and other    90,574     33,447      55,015
- -------------------------------------------------------------------------
                                           208,439    125,609      95,971
  Income before income tax benefit
    and equity in undistributed net
    income of subsidiaries                  53,394    114,160      53,742
  Income tax benefit                        35,730     12,717       9,766
- -------------------------------------------------------------------------
                                            89,124    126,877      63,508
  Equity in undistributed net income
   (loss) of subsidiaries <F1>
    Banks and bank holding companies       290,842    182,710     182,114
    Other subsidiaries                     (17,199)   (18,699)     (8,404)
- -------------------------------------------------------------------------
Net Income                                $362,767   $290,888    $237,218
                                          ========   ========    ========
- -------------------------------------------------------------------------

<F1> Eliminated in consolidation

Condensed Statements of Cash Flows For the Three Years Ended December 31,

dollars in thousands                              1993       1992        1991
- -----------------------------------------------------------------------------
Operating Activities
Net Income                                    $362,767   $290,888    $237,218
  Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Equity in undistributed net
    income (loss) of subsidiaries             (273,643)  (164,011)   (173,710)
   Accrued restructuring charges, net           41,085      6,791          --
   Amortization of intangibles                   7,208      5,853       5,868
  Other changes, net                             4,242     (7,470)     (2,240)
- -----------------------------------------------------------------------------
Net cash provided by Operating Activities      141,659    132,051      67,136
Investing Activities
  Investment in and advances to
   subsidiaries                                (38,125)  (270,081)   (183,584)
  Redemption of stock investment
   in subsidiaries                             113,122         --          --
  Repayment of advances to subsidiaries         27,897         --          --
  Purchases of investment securities            (5,458)    (8,500)    (45,136)
  Proceeds from sales, prepayments
   or maturities of investment securities        8,104      8,404      28,679
  Purchases of premises and equipment          (10,079)    (3,317)     (1,367)
- -----------------------------------------------------------------------------
Net cash provided (used) by
  Investing Activities                          95,461   (273,494)   (201,408)
Financing Activities
  Proceeds from issuance of
   long-term debt                              194,500    254,000     222,630
  Payments on long-term debt                  (201,333)  (103,970)    (85,280)
  Net increase (decrease) in
   short-term borrowings                       (92,400)    98,000    (204,850)
  Proceeds from issuance of
   preferred stock                                  --         --     154,656
  Cost of redeeming preferred stock            (23,970)        --          --
  Net proceeds from issuance
   of common stock                                  --         --     122,885
  Proceeds from employee stock
   purchase, stock option and
   dividend reinvestment plans                  16,191     11,098      11,620
  Cash dividends                              (129,941)  (119,609)    (92,192)
- -----------------------------------------------------------------------------
Net cash provided (used) by
  Financing Activities                        (236,953)   139,519     129,469
- -----------------------------------------------------------------------------
Net Decrease in Cash and Due From Banks            167     (1,924)     (4,803)
Cash and Due From Banks at
  Beginning of Year                                781      2,705       7,508
- -----------------------------------------------------------------------------
Cash and Due From Banks at End of Year        $    948   $    781    $  2,705
                                              ========   ========    ========
- -----------------------------------------------------------------------------
For the years ended December 31, 1993, 1992 and 1991 the Parent Company paid interest on borrowed funds of $52.4 million, $42.9 million and $36.3 million, respectively.